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                                                                     Exhibit 99a
                                                               December 11, 1996


                      J.P. Morgan raises quarterly dividend
                         and authorizes stock repurchase

         The Board of Directors of J.P. Morgan & Co. Incorporated today declared an increase in the regular quarterly dividend to $.88 per share from $.81 per share on the company's common stock (NYSE: JPM) for the quarter ending December 31, 1996. The regular common stock dividend will be payable January 15, 1997 to stockholders of record at the close of business on December 23, 1996. Annualized, the new dividend is $3.52, compared with $3.24, and represents an increase of 8.6 percent.

         Separately, the Board approved the purchase of up to $750 million of J.P. Morgan common stock in the open market or through privately negotiated transactions. J.P. Morgan raised $750 million of preferred stock qualifying as Tier 1 capital under Federal Reserve guidelines on November 26, 1996 through an issue of 7.54% trust preferred securities due January 15, 2027, by JPM Capital Trust I. The proceeds of this issue will be used principally to finance the stock repurchase, which is expected to be completed in 1997.

         As of September 30, 1996 there were 185,917,311 J.P. Morgan common shares outstanding. The closing price of J.P. Morgan common stock at December 10, 1996 was $95 1/8 per share.

         In addition, the Board approved the purchase of up to 7 million shares of common stock to lessen the dilutive impact on earnings per share of the firm's employee benefit plans. These purchases may be made in 1997 or beyond in the open market or through privately negotiated transactions. The firm was authorized to purchase up to 7 million shares for its employee benefit plans in 1996 and has purchased approximately 6.5 million shares to date.

         A dividend has been declared on the Adjustable Rate Cumulative Preferred Stock Series A (NYSE: JPM Pr A) at the rate of 5.00% per annum and in the amount of $1.25 per share for the quarter ending December 31, 1996, payable on December 31, 1996, to stockholders of record on December 23, 1996.

         A dividend also has been declared on the Cumulative Preferred Stock Series H (NYSE: JPM Pr H) at the rate of 6.625% per annum and in the amount of $8.28125 (or the equivalent of $0.828125 per depositary share) for the dividend period ending December 31, 1996, payable on December 31, 1996, to stockholders of record on December 23, 1996.